                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                              CoorsTek, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

                                               [LOGO] CoorsTek
                                                            Amazing Solutions.

--------------------------------------------------------------------------------
COORSTEK, INC., 16000 Table Mountain Parkway, Golden, Colorado 80403
(303) 278-4000


                   Notice of Annual Meeting of Stockholders
                           To Be Held on May 7, 2002


DEAR STOCKHOLDERS:

     We cordially invite you to attend our Annual Meeting of Stockholders to be held on May 7, 2002 at 10:00 a.m. (local time) at the Colorado School of Mines, Ben Parker Student Center, Ballroom A, 1600 Maple Street, Golden, Colorado 80401. At the meeting we will:

     1. Elect two Class I directors to serve on CoorsTek's board of directors for a three-year term expiring on the date of CoorsTek's 2005 Annual Meeting of Stockholders or until their respective successors are duly elected and shall qualify;

     2. Ratify the selection of PricewaterhouseCoopers LLP as CoorsTek's independent auditors for the fiscal year ending December 31, 2002; and

     3. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Our board of directors has fixed the close of business on Monday, March 11, 2002 as the record date for determining the stockholders entitled to notice of and to vote at the annual meeting or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of CoorsTek common stock at the close of business on such date are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

     In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by (1) a toll-free telephone call, (2) the Internet or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope. If you are voting by telephone or the Internet, please follow the instructions on the proxy card.

              ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
                  TO ATTEND THE ANNUAL STOCKHOLDERS' MEETING

                                            Sincerely,

                                            /s/ Joseph G. Warren, Jr.

                                            Joseph G. Warren, Jr.
                                            Secretary


Golden, Colorado
March 25, 2002

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                       Page
                                                                       ----
General Information                                                      1
Proposals for Consideration                                              2
Information about Directors                                              3
Committees and Meetings of the Board of Directors                        5
Compensation of Directors                                                6
Audit Committee Report                                                   7
Security Ownership of Certain Beneficial Owners and Management           9
Executive Compensation                                                  11
Compensation Committee Report on Executive Compensation                 18
Section 16(a) Beneficial Ownership Reporting Compliance                 20
Ratification of Independent Public Accountants                          20
Certain Relationships and Related Transactions                          20
Other Business                                                          21
Stockholder Proposals                                                   22
Availability of Report on Form 10-K                                     22

                                               [LOGO] CoorsTek
                                                            Amazing Solutions.

--------------------------------------------------------------------------------
COORSTEK, INC., 16000 Table Mountain Parkway, Golden, Colorado 80403
(303) 278-4000


                                PROXY STATEMENT

GENERAL INFORMATION
--------------------------------------------------------------------------------

     This proxy statement is provided in connection with the solicitation of proxies by the board of directors of CoorsTek, Inc. for use at the annual meeting of stockholders to be held on May 7, 2002 at 10:00 a.m. (local time), or at any adjournment or postponement thereof, at the Colorado School of Mines, Ben Parker Student Center, Ballroom A, 1600 Maple Street, Golden, Colorado 80401, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. This proxy statement and the enclosed proxy card, together with CoorsTek's annual report to stockholders for the year ended December 31, 2001, are first being mailed or given to our stockholders entitled to notice of and to vote at the annual meeting beginning on or about March 25, 2002.


WHO CAN VOTE, QUORUM AND VOTES REQUIRED

     Only stockholders of record at the close of business on March 11, 2002, the date selected as the record date by our board of directors, are entitled to notice of and to vote at the annual meeting, or at any adjournment or postponement thereof. As of March 11, 2002, there were 10,674,068 shares of our common stock outstanding. Each share of common stock is entitled to one vote for each director nominee and on each other matter submitted to the stockholders for a vote at the meeting. Cumulative voting is not allowed in the election of directors or for any other purposes.

     A majority of the outstanding common shares entitled to vote at the meeting must be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business at the meeting. A plurality of the votes of the common shares present in person or represented by proxy at the annual meeting and entitled to vote is required for election of the directors. If the ratification of the selection of auditors is not approved by a majority of the common shares present in person or represented by proxy at the annual meeting and entitled to vote, our board will review its future selection of auditors.

     If you return an executed proxy and you have abstained from voting on any matter, the common shares represented by your proxy will be considered present and entitled to vote at the annual meeting and, except with respect to the election of directors, will have the effect of negative votes. If your shares are registered in the name of a broker or other "street name" nominee, your votes will only be counted as to those matters actually voted by the broker or other nominee on your behalf. If you do not provide your broker or other nominee with voting instructions and your broker or nominee does not have discretionary voting authority under applicable rules or the instrument under which it serves in such capacity, your shares will not be voted at the annual meeting. Such non-votes are commonly referred to as "broker non-votes." Broker non-votes will be considered present for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast with respect to a particular proposal. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast at the meeting or on the election of directors. However, with respect to a proposal that requires a majority of the outstanding shares, a broker non-vote has the same effect as a vote against the proposal. With regard to the election of directors, votes may be cast in favor or withheld for each director nominee; votes that are withheld or broker non-votes will be excluded entirely from the tabulation of votes and will have no effect.

Voting Procedure for Proxies

     If you are a stockholder of record on the record date, you may vote your shares at the annual meeting by attending the annual meeting and voting in person, by signing and returning the enclosed proxy card, or by timely communicating your votes by telephone or the Internet, in each instance in accordance with the instructions provided in this proxy statement and the enclosed proxy card.

     All shares of CoorsTek's common stock that are entitled to vote and are represented at the annual meeting by properly executed proxy cards received prior to or at the annual meeting, and not duly and timely revoked, will be voted at the annual meeting (or any adjournment, continuation or postponement thereof) in accordance with the instructions indicated on the proxy cards. If no instructions are indicated, the proxies will be voted FOR the election of each of the nominees to the board of directors and FOR adoption of each of the other proposals set forth in this proxy statement.

     If you are a stockholder of record on the record date, you may also vote your shares by telephone or the Internet. The telephone and Internet voting procedures are set forth on the enclosed proxy card and are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on their voting processes; therefore, it is recommended that you follow the voting instructions on the form you receive from your bank or broker.

Revocability of Proxies

     You may revoke your proxy (including a proxy granted by telephone or the Internet) at any time before it is voted at the annual meeting by (1) delivering written notice of revocation to CoorsTek, (2) substituting a new properly executed proxy dated at a later date or (3) requesting, in person at the annual meeting, that the proxy be returned. Attendance at the meeting will not, by itself, revoke a proxy.

Solicitation Costs

     The solicitation of your proxy will initially be conducted by mail; however, further solicitations may be made by telephone or oral communication. Officers, directors and employees of CoorsTek may solicit proxies, but will not receive any additional compensation for their efforts. Arrangements, including reimbursement for expenses in forwarding proxy materials, will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of shares of CoorsTek common stock as of the record date. All of the expenses involved in preparing, assembling and mailing this proxy statement and the enclosed proxy materials will be borne by CoorsTek.

PROPOSALS FOR CONSIDERATION
--------------------------------------------------------------------------------

     You are being asked to consider and vote upon the following proposals at this year's annual meeting of stockholders:

1.   Election of directors.

     There are two nominees for election to the board of directors slated to serve as Class I directors. The Class I directors will serve on the board for a three-year term expiring on the date of CoorsTek's Annual Meeting of Stockholders to be held in 2005.

     Each of the nominees is an incumbent director and has consented to be named herein and to serve on the board if elected. If either of the director nominees set forth in this proxy statement should be unavailable for election at the time of the meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee. A plurality of the votes of the common shares present in person or represented by proxy at the annual meeting and entitled to vote is required for election of the directors.

     The Board of Directors unanimously recommends a vote FOR the election of each of the two nominees for director.

2.   Ratification of the selection of our independent auditors.

     Our board has unanimously appointed the firm of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. In the event that ratification of this selection of auditors is not approved by a majority of the common shares present in person or represented by proxy at the annual meeting and entitled to vote, our board will review its future selection of auditors.

     The Board of Directors unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002.

     We know of no other matter to be acted upon at the annual meeting. However, if any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card as proxies for the holders of CoorsTek's common stock will vote thereon in accordance with their best judgment. Generally, the affirmative vote of a majority of the common shares present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve any other proposals that may be considered at the annual meeting.

INFORMATION ABOUT DIRECTORS
--------------------------------------------------------------------------------

     The business and affairs of CoorsTek are managed under the direction of our board of directors, which is comprised of seven members. Pursuant to our certificate of incorporation, the board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are to be elected to serve a three-year term, with the terms of office of each class ending in successive years. However, at last year's annual meeting, in order to establish the initial classification of our board of directors, Class I directors were elected to serve for a one-year term expiring at this year's annual meeting, Class II directors were elected to a two-year term expiring at the 2003 annual meeting, and Class III directors were elected to a three-year term expiring at the 2004 annual meeting. At each subsequent annual meeting, the directors of the given class that is up for election will be elected for a full three-year term to succeed those directors whose terms expire.

     Cumulative voting is not permitted in the election of directors. Consequently, you are entitled to one vote for each share of CoorsTek common stock held in your name for as many persons as there are directors to be elected, and for whose election you have the right to vote.

     Each of the nominees is an incumbent director and has consented to be named herein and to serve on the board if elected. If any of these director nominees should be unavailable for election at the time of the meeting, which is not anticipated, the proxies will be voted for such other person as may be recommended by the board of directors in place of each such nominee.

     The following table sets forth each nominee for director and each other person whose term of office as director, as of March 25, 2002, will continue after the annual meeting. Biographical information concerning each of the nominees for director and each continuing director is listed below. For stock ownership and compensation information, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "EXECUTIVE COMPENSATION" beginning on pages 9 and 11, respectively.

                                              Class or
                                              Nominee        Expiration of
     Name                           Age        Class         Current Term
     W. J. Kitchen                   60            I            2002
     Robert L. Smialek               58            I            2002
     John E. Glancy                  55           II            2003
     John Markle, III                46           II            2003
     John K. Coors                   45          III            2004
     Donald E. Miller                71          III            2004
     Kimberly S. Patmore             45          III            2004


                         NOMINEES FOR DIRECTOR--CLASS I
                      For a Three-Year Term Expiring 2005

     W. J. Kitchen has served as a director since November 2000 and is a member of our compensation and corporate governance committees. Since November 2001, Dr. Kitchen has served as a management consultant specializing in technology. From April 2000 to November 2001, Dr. Kitchen was Chairman and Chief Executive Officer of Ameranth Wireless, Inc., a software product provider that enables real-time data communication between wireless handheld computers, PCs and the Internet. He was the Senior Vice President of Operations and Product Development of Nanogen, Inc. from 1997 to 2000 and the Corporate Vice President and Director of Technology & Quality for Motorola, Inc. Automotive, Energy & Components Sector from 1992 to 1997. He joined Motorola in 1982 as a senior executive in the Semiconductor Products Sector.

     Robert L. Smialek has served as a director since January 2000 and is a member of our audit and corporate governance committees. Mr. Smialek has been the Chief Executive Officer and President of Applied Innovation Inc. (Nasdaq:
AINN) since July 2000, a telecommunications equipment and software provider. Mr. Smialek was the Chairman, President and Chief Executive Officer of Insilco Corporation from March 1993 to July 1999, at which time he retired. He currently serves on the board of directors of Applied Innovation and General Cable Corporation (NYSE: BGC).

     The Board of Directors recommends a vote FOR the election of each of the two nominees to serve as Class I Directors. A plurality of the votes of the common shares present in person or represented by proxy at the annual meeting and entitled to vote is required for election of the directors.

                         CONTINUING DIRECTORS--CLASS II
                               Term Expires 2003

     John E. Glancy has served as a director since January 2000 and is a member of our compensation committee. Mr. Glancy serves as a director and executive vice president for Science Applications International Corp., or SAIC, an employee-owned high technology services company. Mr. Glancy has been with SAIC in various executive positions since 1978. Mr. Glancy is Chairman of ANXeBusiness Corporation, a wholly owned subsidiary of SAIC, and also serves as a director of Networkcar, Inc., Arsin Corporation and NexPrise, Inc., formerly named Ventro Corporation (Nasdaq: NXPS).

     John Markle, III has served as a director since January 2000 and is the Chairman of our corporate governance committee and also serves on our audit committee. He has been engaged in private investment activities since January 2000. Mr. Markle was the Senior Vice President of Strategy and Chief Information Officer of Rental Services Corporation from 1997 to January 2000. From 1987 to 1997, he was the President of Center Rental and Sales.

                        CONTINUING DIRECTORS--CLASS III
                               Term Expires 2004

     John K. Coors has served as a director since January 2000 and as Chairman of the board since November 2000. He also serves as Chairman of our executive committee. Mr. Coors has served as our President since October 1998 and Chief Executive Officer since November 2000. Mr. Coors was the Chief Executive Officer of Golden Genesis Company, a former publicly traded, majority owned subsidiary of Graphic Packaging International Corporation (NYSE: GPK), and a distributor and integrator of remote solar power applications, from January 1997 to October 1998; and President of Golden Photon, Inc., a manufacturer and developer of photovoltaic solar modules, from July 1992 to January 1997. Mr. Coors also served as Chairman of Golden Genesis Company from October 1998 to August 1999 and as a director of Graphic Packaging from August 1996 to December 1999.

     Donald E. Miller has served as a director since January 2000 and is the Chairman of our compensation committee and a member of our executive committee. Mr. Miller served as Vice Chairman of The Gates Corporation, an automotive and industrial supplier, from 1994 to August 1996 and in various executive positions from 1961 until his retirement in 1996. Mr. Miller currently serves as a director of Sentry Insurance Company.

     Kimberly S. Patmore has served as a director since January 2000 and is the Chairman of our audit committee. Ms. Patmore has been the Chief Financial Officer of First Data Corporation (NYSE: FDC) since February 2000. From 1992 to February 2000, Ms. Patmore served as Chief Financial Officer for various divisions of First Data Corporation.

DIRECTOR EMERITUS

     William K. Coors serves as Director Emeritus on the board. As Director Emeritus, William K. Coors provides advice and consulting services to the board. However, he is not a voting member of the board, is not required to be elected by the stockholders, and is not counted for quorum purposes at director meetings.


FAMILY RELATIONSHIPS

     John K. Coors serves as Chairman of our board. John K. Coors is the nephew of William K. Coors. There are no other family relationships among the named executive officers, directors and nominees for election to our board of directors.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

     The board of directors held four regular meetings and two special meetings during 2001. All directors attended at least 75% percent of the total number of meetings held by the board and by the committees of the board on which he or she served.

     The board has established four standing committees: audit, compensation, executive and corporate governance. The members of the committees are comprised entirely of our directors as follows:

------------------------------------------------------------------------------------------------
       Board Member               Audit         Compensation        Executive       Governance
------------------------------------------------------------------------------------------------
J. K. Coors                                                             X*
------------------------------------------------------------------------------------------------
J. E. Glancy                                          X
------------------------------------------------------------------------------------------------
W. J. Kitchen                                         X                                 X
------------------------------------------------------------------------------------------------
J. Markle, III                      X                                                   X*
------------------------------------------------------------------------------------------------
D. E. Miller                                          X*                X
------------------------------------------------------------------------------------------------
K. S. Patmore                       X*
------------------------------------------------------------------------------------------------
R. L. Smialek                       X                                                   X
------------------------------------------------------------------------------------------------
Meetings Held in 2001               4                 4                 0               3
------------------------------------------------------------------------------------------------

--------------------------
* Denotes Chairman of the committee

     The functions performed by each of the committees are briefly described below:

AUDIT COMMITTEE (All members are non-employee directors.)

  .  Reviews the scope and results of the audit by our independent auditors;
  .  Recommends the appointment of our independent auditors;
  . Reviews the adequacy of our systems of internal control and accounting policies and procedure, including compliance with our ethics policy;
  . Directs and supervises investigations into matters within the scope of its duties; and
  .  Reviews quarterly financial statements and periodic financial filings.

COMPENSATION COMMITTEE (All members are non-employee directors.)

  . Reviews and recommends management personnel compensation to the board; and . Reviews and approves executive incentive and benefit plans.

EXECUTIVE COMMITTEE (One member is a non-employee director and one member is an employee director.)

  . Exercises all of the authority of the board when the board is not in session except as provided in our charter documents and applicable law.

CORPORATE GOVERNANCE COMMITTEE (All members are non-employee directors.)

  . Considers and recommends nominees for election as directors (the committee does not, however, have a policy of considering nominees for director recommended by stockholders - such nominations must be made by the stockholders in accordance with our bylaws and applicable law); and
  . Reviews performance of individual board members, provides orientation for new board members and determines structure and performance of the entire board.


COMPENSATION OF DIRECTORS
--------------------------------------------------------------------------------

     Neither John K. Coors, an employee director, nor William K. Coors, Director Emeritus, receives additional compensation for serving on our board. Each non-employee director receives an annual retainer of $28,000, 50 percent of which is paid in shares of our common stock. The remaining 50 percent of the retainer is paid in cash unless the non-employee director elects to take all or a portion of it in shares of common stock. All shares of common stock received by non-employee directors are subject to forfeiture until completion of the applicable annual term, which ends on the date of the annual stockholders' meeting following receipt of the shares.

     In addition, each non-employee director receives a grant of 5,000 non-qualified stock options upon initial election to our board and an additional 3,000 non-qualified stock options on the date of each subsequent annual stockholder meeting. The options, with an exercise price equal to 100% of market value on the date of grant, vest if the director serves on our board from the date of grant through the first anniversary of the date of grant and expire, if unexercised, ten years from the date of grant.

     No additional amounts are paid to directors for attendance at or service on our committees. All directors and the Director Emeritus are reimbursed for expenses incurred while attending board or committee meetings and in connection with any other CoorsTek business. In addition, we have acquired accidental death and dismemberment insurance for the non-employee directors and the Director Emeritus.


AUDIT COMMITTEE REPORT
--------------------------------------------------------------------------------

     Our audit committee reviews our financial reporting process on behalf of our board of directors.

     Our audit committee is comprised of the three members identified below, each of whom is an "independent director" as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. They also are financially literate, and Kimberly S. Patmore, the chair of the committee, has accounting and financial management expertise. The committee has adopted a written charter and has re-evaluated it in connection with the filing of our Annual Report on Form 10-K with the Securities and Exchange Commission. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements contained in the 2001 Annual Report on Form 10-K with our management and PricewaterhouseCoopers LLP, our independent auditors. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. PricewaterhouseCoopers is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

     The committee discussed with PricewaterhouseCoopers the matters requiring discussion by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU (S)380), Communication with Audit Committees, as modified or supplemented, and all other matters required to be discussed with the auditors. In addition, the committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standard Board No. 1, Independence Discussions with Audit Committees, as modified or supplemented, and discussed with PricewaterhouseCoopers their independence from CoorsTek and our management. The committee has also considered whether the independent auditors' provision of other non-audit services to us is compatible with the auditors' independence.

     For the year ended December 31, 2001, we incurred fees for services from PricewaterhouseCoopers as discussed below.

     . Audit Fees. The aggregate fees billed for professional services rendered by PricewaterhouseCoopers for the audit of our annual financial statements and the review of the financial statements included in our Forms 10-Q for the year ended December 31, 2001 were approximately $280,000.

     . Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers did not bill any fees for the design and implementation of our financial information systems.

     . All Other Fees. The aggregate fees billed for all other services rendered by PricewaterhouseCoopers for the year ended December 31, 2001 were approximately $597,000 for services related to internal audit ($323,000), tax ($122,000) and statutory and other audits ($152,000).

     Our audit committee assists the board of directors by reviewing our published financial reports and other significant financial information, our systems of internal controls and our auditing, accounting and financial reporting processes generally. The audit committee is charged with encouraging continuous improvement of our policies, procedures and practices at all levels. In performing these functions, the audit committee acts only in an oversight capacity. Members of the committee rely on information, opinions, reports and statements, including financial statements and other financial data prepared or presented by our officers and employees, legal counsel, independent accountants and other persons with professional or expert competence. Accordingly, the audit committee's oversight does not provide a basis to independently verify that management has maintained appropriate accounting and financial reporting principles and policies or adequate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee's considerations and discussions with management and the independent auditors do not assure that our financial statements fairly present the Company's financial condition or are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that PricewaterhouseCoopers is in fact "independent."

     Based on the reviews and discussions referred to above, the audit committee recommended to our board (and our board has approved) that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

     Respectfully submitted on February 12, 2002 by the members of the Audit Committee of the Board of Directors:


Kimberly S. Patmore, Chair
John Markle, III
Robert L. Smialek

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
--------------------------------------------------------------------------------

     The following table sets forth the beneficial ownership of CoorsTek's common stock based on 10,673,401 outstanding shares as of March 1, 2002 by owners of more than five percent of CoorsTek's common stock, each director, nominee for director and executive officer, and all directors and executive officers as a group:

-------------------------------------------------------------------------------------------------------------------------------
                                                       Address                         Amount and Nature of       Percent of
              Name                                  for 5% Owners                     Beneficial Ownership (1)      Class
-------------------------------------------------------------------------------------------------------------------------------
David J. Greene and Co. LLC                     599 Lexington Avenue                        970,958  (2)             9.1%
                                                New York, NY  10022
Joseph Coors, Jr. (3)                           16000 Table Mountain Parkway                919,184  (4)             8.6%
                                                Golden, CO 80403
Adolph Coors, Jr. Trust (5)                     Adolph Coors Company                        700,000  (4)             6.6%
                                                Golden, CO 80401
Grover C. Coors Trust (6)                       Adolph Coors Company                        681,753  (4)             6.4%
                                                Golden, CO 80401
Delaware Investment Advisers                    One Commerce Square                         558,137  (7)             5.2%
                                                2005 Market Street
                                                Philadelphia, PA 19103-7042
John K. Coors (8)                               16000 Table Mountain Parkway                597,879  (9)             5.6%
                                                Golden, CO 80403
John E. Glancy (10)                                                                           9,663                    *
W. J. Kitchen (10)                                                                            6,362                    *
John Markle, III (10)                                                                         6,663                    *
Donald E. Miller (10)                                                                         6,269                    *
Kimberly S. Patmore (10)                                                                      6,663                    *
Robert L. Smialek (10)                                                                        9,663                    *
Derek C. Johnson (11)                                                                        63,561                    *
Joseph G. Warren, Jr. (12)                                                                   37,941                    *
Directors and Executive Officers as a                                                       744,664                  7.0%
 Group (9 persons)
-------------------------------------------------------------------------------------------------------------------------------

  *  Holds less than 1% of the outstanding shares of CoorsTek's common stock.

(1) Except as otherwise indicated, the beneficial owner has sole voting and investment power.
(2) Sole voting power and sole investment power as to 18,875 shares; shared voting powers as to 640,917 shares; shared investment power as to 952,083 shares.
(3) Includes 400,994 shares of common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002, and 431,663 shares of common stock held by Joseph Coors, Jr. as trustee of the May Kistler Coors Trust as to which he disclaims beneficial ownership. As to the 431,663 shares, Joseph Coors, Jr. shares voting and investment power with co-trustees Jeffrey H. Coors, John K. Coors, William
     K. Coors and Peter H. Coors. Does not include units representing 609 shares of common stock to be issued under a salary continuation agreement. In accordance with such agreement, the restrictions on such units lapse, and shares of common stock will be issued, ratably on November 1 of each of 2002, 2003 and 2004
(4)  Share voting and investment power.
(5) William K. Coors, Jeffrey H. Coors, J. Bradford Coors, Melissa E. Coors, and Peter H. Coors serve as co-trustees.
(6) William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Peter H. Coors and Joseph Coors, Jr. serve as co-trustees.
(7) Sole voting power as to 554,309 shares; sole investment power as to 555,837 shares; shared investment power as to 2,300 shares.
(8) Includes 163,435 shares of common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002, and 431,663 shares of common stock held by John K. Coors as trustee of the May Kistler Coors Trust as to which he disclaims beneficial ownership. As to the 431,663 shares, John K. Coors shares voting and investment power with co-trustees Jeffrey H. Coors, Joseph Coors, Jr., William K. Coors and Peter H. Coors. Does not include units representing 10,213 shares of common stock to be issued after John K. Coors' retirement in accordance with the terms of a salary continuation agreement.
(9) As to 813 shares, John K. Coors shares voting and investment power with his wife.
(10) Includes 5,000 shares of common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002.
(11) Includes 59,562 shares of common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002.
(12) Includes 37,941 shares of common stock issuable pursuant to options that are currently exercisable or will be exercisable within 60 days of March 1, 2002.

EXECUTIVE OFFICERS

     The following are brief biographies of our executive officers:

     John K. Coors, 45, has been our Chief Executive Officer and Chairman of the Board since November 2000, President since October 1998 and director since January 2000. Mr. Coors received a B.S. in Chemical Engineering from the Colorado School of Mines, an M.S. in Biochemistry from the University of Texas at Austin and a Doctorate in Engineering from the Technical University of Munich. Additional biographical information regarding Mr. Coors is provided under the caption "Information about Directors - Continuing Directors - Class III" beginning on page 5 of this proxy statement.

     Derek C. Johnson, 41, has been our Executive Vice President of Sales, Marketing and Operations since August 1999. Mr. Johnson was Vice President of Sales and Marketing from October 1998 to August 1999, Vice President of Golden Operations from 1997 to 1998 and Manager of Manufacturing for Golden Operations from 1992 to 1997. Mr. Johnson received a Higher National Diploma in Electrical Engineering from the KirkCaldy Technical College of Scotland and an M.B.A. from the University of Denver.

     Joseph G. Warren, Jr., 56, has been our Chief Financial Officer since August 1999, our Treasurer since September 1999 and our Secretary since October 2000. Mr. Warren was Vice President of Finance, Chief Financial Officer, Secretary and Treasurer of White Electronics & Designs, Inc., a semiconductor manufacturer, from 1995 to July 1999. From 1994 to 1995 he served as Vice President and Chief Financial Officer of Axxess Technologies, Inc., a manufacturer of key duplicating machines, and from 1993 to 1994 he served as Secretary, Treasurer and Vice President of Golden Technologies Company, Inc., a wholly-owned subsidiary of Graphic Packaging. From 1992 to 1993, Mr. Warren was President of Coors Ceramicon Designs, Ltd., our subsidiary, and was our Vice President from 1985 to 1992. Mr. Warren received a B.S. in Accounting from Arizona State University.

OTHER OFFICERS

     The following are brief biographies of our other officers:

     Richard A. Bilancia, 54, has been our Vice President of Information Technology since June 2000. From August 1985 to June 2000, Mr. Bilancia was an independent consultant, specializing in business system technology and Activity-Based Cost Management, and from September 1982 to August 1985, Mr. Bilancia served as a Staff Vice President at Manville Corporation. Mr. Bilancia holds a B.S. in Economics from Wharton and a Masters of Accountancy from the University of Denver.

     Jeffrey C. Brines, 44, has been our Vice President of Manufacturing Accounting since February 2002. Mr. Brines was our Vice President of Accounting from February 2000 to February 2002. He engaged in private investment activities from August 1999 to February 2000. Mr. Brines served as Vice President and Chief Financial Officer of Golden Genesis Company from January 1997 to August 1999 and as Plant Manager of Golden Photon, Inc., a wholly owned subsidiary of Graphic Packaging, from August 1994 to January 1997. Mr. Brines received a B.B.A. and an M.B.A. from Regis University.

     J. Mark Chenoweth, 38, has been our Vice President of Operations-Components since February of 2002. Mr. Chenoweth joined CoorsTek at our Oklahoma facility in April 1986. He was our Vice President of Operations for Advanced Materials from August 2000 to February 2002, our Managing Director for Southeast Operations from March 1998 to August 2000 and served as General Manager for our Oklahoma and Texas facilities from October 1995 to March 1998. Mr. Chenoweth received a B.S. in Chemical Engineering from the University of Oklahoma.

     Janet D. Comerford, 44, has been our Vice President of Human Resources and Environmental Health and Safety since August 1998. Ms. Comerford was our Regional Human Resources Manager from April 1997 to August 1998, served as Manager of Administration from April 1994 to April 1997 and as a Production Manager from April 1991 to April 1994. Ms. Comerford received a B.B.A. from the University of Arizona.

     Mark A. Petty, 43, has been our Vice President of Sales and Marketing for Semiconductor since November 2000. He joined CoorsTek in January 1983 and has held various positions in sales and marketing since that time. Mr. Petty was our Director of Operations at our Oregon facility from July 1996 to October 2000 and European Sales Manager from February 1993 to June 1996. Mr. Petty has a B.S. in Business Management and Marketing from Mesa State College.

     James P. Sufka, 39, has been our Vice President of Sales and Marketing for Advanced Materials since August 2000. Mr. Sufka joined CoorsTek in December 1993 as our New Business Development Manager and has held sales and operational positions across various product lines and business units. From November 1998 to August 2000, Mr. Sufka was our Director of Sales and Marketing for Electronic Products and from August 1998 to October 1998 he was the General Manager of one of our Colorado facilities. Mr. Sufka received a B.S. in Ceramic Engineering from Iowa State University and an M.B.A. from the University of Chicago.


EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The following table sets forth, for the fiscal years ended December 31, 2001, 2000 and 1999, certain compensation awarded or paid to, or earned by, CoorsTek's Chief Executive Officer who served during the fiscal year ended 2001 and all other named executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 2001.


SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                                                                                Long-Term Compensation
                                         Annual Compensation                                             Awards
                                     ----------------------------                      -----------------------------------------
                                                                           Other         Restricted    Securities    All Other
                                                                           Annual           Stock      Underlying     Compen-
Name and Principal                                         (1)            Compensa-       Award(s)      Options       sation
Position                        Year   Salary ($)       Bonus ($)       tion ($) (2)      ($) (4)         (#)         ($) (3)
--------------------------------------------------------------------------------------------------------------------------------
John K. Coors                   2001    406,923              --                863           --         73,400         4,059
  Chairman, CEO and             2000    325,127         611,800                744           --         73,400         4,374
     President                  1999    247,499         198,000              6,267           --         74,250         3,040

Joseph G. Warren, Jr.           2001    259,841              --              1,208                      15,200         5,393
  CFO, Treasurer and            2000    257,474         276,000              1,236           --         15,200         8,786
     Secretary                  1999     92,308 (5)      91,000 (6)            759           --         28,125        87,383

Derek C. Johnson                2001    259,423              --                247           --         17,500         2,492
  Executive Vice                2000    249,742         331,200                237           --         31,500         3,244
     President of Sales,        1999    195,554         146,520                239           --         32,344         2,159
     Marketing and
     Operations

________________________________

(1)  Bonuses shown are the total bonuses for each year and were paid in cash.
(2)  Amounts shown are reimbursements during the year for taxes.
(3) Other Compensation includes the value of term life insurance benefiting the executive and the employer's contribution to the 401(k) plan, respectively, as follows: John K. Coors - $2,359 and $1,700; Derek C. Johnson - $792 and $1,700; and Joseph G. Warren, Jr. - $3,693 and $1,700.
(4) Stock units were granted to John K. Coors on October 1, 1994 in an amount approximately equal to CoorsTek's liability as of January 1, 1994 for the benefit due to Mr. Coors under a salary continuation agreement. The stock units replace a cash liability of CoorsTek and tie Mr. Coors' post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. In 1994, Mr. Coors was granted 10,213 units, none of which were vested at the end of 2001 and the market value of which at year end 2001 was $325,182. No dividends will be paid on the restricted stock described herein.
(5) Mr. Warren became our employee and was elected our CFO in August 1999. The salary amount includes the actual amount paid during 1999 and is based on an annual salary of $240,000.

(6) In addition to the annual cash bonus described in footnote (1) above, this amount also includes a one-time bonus of $25,000 as a result of Mr. Warren's election as an officer.

     The following table sets forth certain information regarding stock options granted to each of the executive officers named in the summary compensation table above during the fiscal year ended December 31, 2001.


OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                                       Individual Grants (1)
                                -----------------------------------------------------------------
                                     Number of
                                    Securities       % of Total
                                    Underlying         Options         Exercise                    Grant Date
                                     Options         Granted to        or Base                       Present
                                     Granted         Employees          Price       Expiration      Value ($)
Name                                   (#)          in Fiscal Yr.       ($/Sh)         Date            (2)
---------------------------------------------------------------------------------------------------------------
John K. Coors                         73,400   (3)           22.8       34.063        2/13/11       1,896,893
Derek C. Johnson                      17,500   (3)            5.4       34.063        2/13/11         440,335
Joseph G. Warren, Jr.                 15,200   (3)            4.7       34.063        2/13/11         382,463

________________________________

(1) All options are granted at the common stock's market value on the grant date, and each grant has an expiration date as specified in the table. All options vest in the event of a change in control. The option price may be paid in cash, by surrendering shares owned for more than 6 months, or through irrevocable instructions to a broker to deduct the option price from the proceeds of the sale. Options include the right to have shares withheld by CoorsTek to pay withholding tax obligations due in connection with the exercise.
(2) Values indicated are an estimate based on the Black-Scholes option pricing model using the following assumptions: (a) 77.0 percent stock price volatility based on the average stock price volatility of the companies included in the S&P 500 Semiconductor Equipment & Product Index; (b) 5.045 percent risk-free rate of return; (c) zero dividend yield; (d) anticipated exercising at the end of the option term; and (e) no adjustment for non-transferability or risk of forfeiture. The actual value realized will be determined by the excess of the stock price over the exercise price on the date the option is exercised. There is no certainty the actual value realized will be at or near the value estimated by the Black-Scholes option pricing model.
(3) Options granted to officers that vest 1/4 upon the first anniversary of the grant date and 1/48 each month thereafter until the fourth anniversary of the grant date, with each vested increment being exercisable until the tenth anniversary of the grant date.

     The following table sets forth certain information with respect to (i) the exercise of stock options by the named executive officers during the fiscal year ended December 31, 2001, (ii) the number of securities underlying unexercised options held by such named executive officers as of December 31, 2001 and (iii) the value of unexercised in-the-money options (options for which the fair market value of the common stock at December 31, 2001 exceeded the exercise price) as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
--------------------------------------------------------------------------------

                                                           Number of Securities
                                Shares       Value        Underlying Unexercised           Value of Unexercised
                               Acquired    Realized              Options                   In-The-Money Options
                             On Exercise      ($)            at 12/31/01  (#)              at 12/31/01   ($)(1)
                                 (#)                 -------------------------------  -------------------------------

NAME                                                   Exercisable    Unexercisable     Exercisable   Unexercisable

---------------------------------------------------------------------------------------------------------------------
John K. Coors                   1,509      6,271         135,910          126,921        922,838         205,521
Derek C. Johnson                   --         --          53,000           39,594        271,319          48,998
Joseph G. Warren, Jr.              --         --          32,242           26,283        289,435          42,559

________________________________

(1) Value of unexercised options equals market value of the shares, $31.84 per share, underlying in-the-money options at December 31, 2001, less the exercise price, times the number of in-the-money options outstanding.

PENSION PLAN TABLE

     In connection with our spin-off from Graphic Packaging, we assumed the pension liability for the former Graphic Packaging employees who transferred to us as part of the spin-off, and we received the funding associated with that liability. An administrative committee appointed by our board administers the inherited retirement plan, and our retirement plan's assets are held in trust. The estimated total annual benefits payable upon retirement under the defined benefit plan, in which our executive officers named in the summary compensation table participate, are set forth in the table below. The table illustrates benefits accrued through fiscal year 2001 and includes years of service and compensation earned while employed by us, Graphic Packaging, our former parent, and Adolph Coors Company, the former parent of Graphic Packaging.

----------------------------------------------------------------------------------------
                                            Years of Service
                  ----------------------------------------------------------------------
   Remuneration        15            20            25            30            35
----------------------------------------------------------------------------------------
    $ 125,000      $ 32,813      $ 43,750      $ 54,688      $ 65,625      $ 68,750
      150,000        39,375        52,500        65,625        78,750        82,500
      175,000        45,938        61,250        76,563        91,875        96,250
      200,000        52,500        70,000        87,500       105,000       110,000
      225,000        59,063        78,750        98,438       118,125       123,750
      250,000        65,625        87,500       109,375       131,250       137,500
      275,000        72,188        96,250       120,313       144,375       151,250
      300,000        78,750       105,000       131,250       157,500       165,000
      325,000        85,313       113,750       142,188       170,625       178,750
      350,000        91,875       122,500       153,125       183,750       192,500
      375,000        98,438       131,250       164,063       196,875       206,250
      400,000       105,000       140,000       175,000       210,000       220,000
      425,000       111,563       148,750       185,938       223,125       233,750
      450,000       118,125       157,500       196,875       236,250       247,500
      475,000       124,688       166,250       207,813       249,375       261,250
      500,000       131,250       175,000       218,750       262,500       275,000
      525,000       137,813       183,750       229,688       275,625       288,750
      550,000       144,375       192,500       240,625       288,750       302,500
      575,000       150,938       201,250       251,563       301,875       316,250
----------------------------------------------------------------------------------------

     The maximum permissible benefit under ERISA from the above-described, qualified retirement plan for 2001 was $140,000. In addition, the maximum compensation for 2001, which m ay be used in determining benefits from the retirement plan, is $170,000. Because the benefits payable and the actual compensation amounts may excee d the limitations mentioned above, we have adopted a non-qualified supplemental r etirement plan, which provides the excess benefits that are not payable from the qualified retirement plan. The amounts shown in the table above include the be nefits payable under the non-qualified supplemental retirement plan. The benefits are computed on the basis of a straight life annuity and are subject to a reduction to reflect, in part, the payment of Social Security benefits.

     The retirement benefit is generally based on length of service and average annual compensation. In calculating compensation we have taken into account the total base compensation, including commissions, overtime pay and amounts deferred by the employee under our plans pursuant to Sections 125 and 401(k) of the Internal Revenue Code, but excluding profit sharing pay and cash bonuses, which is how the compensation amount reflected in the salary column shown in the summary compensation table was calculated. Average annual compensation is determined by using the average of the highest 36 consecutive months out of the last ten years, including years with Graphic Packaging and its subsidiaries and Adolph Coors Company and its subsidiaries. As of fiscal year-end 2001, average annual compensation covered by the retirement plan and credited years of service for each of the executive officers named in the summary compensation table are as follows: John K. Coors - $313,708 and 22 years; Derek C. Johnson - $228,083 and 18 years; and Joseph G. Warren, Jr. - $224,622 and 20 years.

     Effective December 31, 2001, accrued benefits under the retirement plan were frozen.

     The normal annual retirement benefit equals 1.25% of average annual compensation times years of service (maximum of 25 years), plus 0.5% of average annual compensation in excess of covered compensation times years of service (maximum of 25 years), plus 0.5% of average annual compensation times years of service in excess of 25 years, plus, beginning in 1996, the sum of 1.5% of bonus pay for each plan year (not to exceed 25% of base pay). The amounts shown in the table were calculated without adding any amounts related to the portion of the formula which adds, beginning in 1996, the sum of 1.5% of bonus pay for each plan year (not to exceed 25% of base pay). This portion of the formula is not based on average annual compensation.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Effective as of January 1, 2002, we entered into employment contracts with all of our named executive officers. Each employment contract has a one-year term and will be automatically renewed for successive one-year terms thereafter, unless CoorsTek gives notice to terminate at least 60 days prior to the expiration of any such term.

     Under the contracts, the executives receive an annual salary as indicated in the summary compensation table and are eligible to participate in our Stock Option and Incentive Plan, as amended. Upon termination of employment with CoorsTek, our executives will receive:

     .  if terminated for cause, no severance payment;

     . if terminated without cause, John K. Coors will receive a one time payment equal to 24 months of his then-current salary, and Derek C. Johnson and Joseph G. Warren, Jr. will each receive one time payments equal to 18 months of his then-current salary; and

     . if termination is the result of a change in control as contemplated by our Stock Option and Incentive Plan, as amended, John K. Coors will receive a one time payment equal to 48 months of his then-current salary, and Derek C. Johnson and Joseph G. Warren, Jr. will each receive one time payments equal to 36 months of his then-current salary.

     Additionally, if any of our named executive officers are terminated without cause, the officer may be entitled to a tax gross-up amount if certain excise tax payments are triggered.

     Compensation received by our named executive officers upon retirement includes any earned retirement benefits for which the officer is eligible (since our retirement plan was frozen as of December 31, 2001) and, for our Chief Executive Officer and President, a number of shares of stock granted under a salary continuation agreement. The shares are payable in full upon retirement at age 60 or after. Additionally, the shares are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vest in 5 percent increments between ages 51 and 60.

     In the case of a change in control of CoorsTek, our compensation plans will be affected as follows:

     . under the Stock Option and Incentive Plan, as amended, all outstanding options will become exercisable in full, all stock units will become payable in full and prorated bonuses will be calculated and paid, if earned;

     . under the Executive Deferred Compensation Plan, distributions of deferred amounts will be made in a lump sum within 90 days after the change in control; and

     . under the salary continuation agreements, stock units vest 100 percent without regard to the executive's age or service.

     The definition of "change in control" for these purposes is as follows:

     . if beneficial ownership of 50 percent or more of either the outstanding shares of our common stock or the combined voting power of our voting stock is acquired by persons or entities not related to us without the consent of our then current board;

     . upon the election of individuals constituting a majority of our board who were either not members prior to their election or not recommended to the stockholders by our board;

     . upon a merger, consolidation or sale of all or substantially all of our assets, whereupon (a) at least 50 percent of the outstanding shares of CoorsTek's common stock and of the combined voting power of voting securities are not held in the same proportion, and by the same persons as the beneficial owners prior to such event, (b) at least 35 percent of our common stock is held by a person that did not hold such amount prior to the event, and (c) a majority of our current board did not survive the event; or

     . upon approval by our stockholders of CoorsTek's complete liquidation or dissolution.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2001, the following non-employee directors served on our compensation committee: Donald E. Miller, John E. Glancy and W. J. Kitchen. There were no compensation committee interlocks during 2001.

PERFORMANCE GRAPH

     The following performance graph compares the performance of our common stock to the Nasdaq Composite Index and to an index of peer group companies for the period from December 28, 1999 (the commencement of trading on a "when-issued basis" in our common stock) through December 31, 2001. We selected as our peer group the following companies that comprise the Philadelphia Semiconductor
Index:

     .  Advanced Micro Devices, Inc.                              .  Micron Technology, Inc.
     .  Altera Corporation                                        .  Motorola Inc.
     .  Applied Materials, Inc.                                   .  National Semiconductor Corporation
     .  Intel Corporation                                         .  Novellus Systems, Inc.
     .  KLA-Tencor Corporation                                    .  Rambus, Inc.
     .  LSI Logic Corporation                                     .  Teradyne, Inc.
     .  Lattice Semiconductor Corporation                         .  Texas Instruments Incorporated
     .  Linear Technology Corporation                             .  Xilinx, Inc.

The graph assumes that the value of the investment in our common stock and each index was $100 at December 23, 1999 and that all dividends, if any, were reinvested, although it should be noted that we have not paid dividends on our common stock. The information contained in this graph is not necessarily indicative of our future performance.

                    Comparison of Cumulative Total Returns
                             Performance Graph for
                                CoorsTek, Inc.

                                    [GRAPH]

-------------------------------------------------------------------------------------------------------------------
                                                   Legend

Symbol              CRSP Total Returns Index for:             12/1999    06/2000    12/2000    06/2001     12/2001
------              -----------------------------             -------    -------    -------    -------     -------
________ [_]        CoorsTek, Inc.                            112.6      272.6      185.9      222.2       188.7
__ __ __  *         Nasdaq Stock Market (US Companies)        102.5      100.1       61.7       54.2        48.9
--------  X         Self - Determined Peer Group               99.2      143.1       72.2       69.5        65.7

Notes:
    A. The lines represent monthly index levels derived from compounded daily return that include all dividends
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/23/1999.
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
--------------------------------------------------------------------------------

     The compensation committee of the board of directors, which is composed entirely of independent directors, is responsible for all compensation matters regarding CoorsTek's executive officers and for administering and granting awards under all executive compensation plans in which executive officers participate. The committee also reviews guidelines for bonuses and stock option grants for all other employees. The current members of the committee are Donald
E. Miller, who serves as Chairman, John E. Glancy and W. J. Kitchen.

Compensation Policies

     General. In determining the compensation of the executive officers in 2001 the committee considered the compensation practices of comparable companies as presented in published compensation surveys. Published survey data was gathered and reported to us by an independent third-party consultant. The published surveys were selected based on their industry and the scope of operations of the survey participants. Comparable companies in these published surveys differ from the companies included in the industry peer group, which is used in the performance graph that precedes this report. The committee believes that the survey data used better reflects the overall labor markets in which CoorsTek competes for talented executives.

     Our compensation policies are intended to create value for CoorsTek's stockholders through long-term growth in sales and earnings. The total compensation package, consisting of a base salary, annual incentive opportunity, stock option grants and benefits is designed to attract, motivate and retain quality executives needed to successfully lead and manage CoorsTek. The compensation program intentionally ties a sizable portion of the executives' total compensation to positive company performance and the creation of stockholder value.

     The committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, we consider all elements of executive officers' total compensation package, including insurance and other benefits.

     Base Salaries. Base salaries are targeted at median competitive levels for similar-sized high-technology and manufacturing companies and are adjusted to recognize varying levels of responsibility, individual performance, business unit performance and internal equity issues. Base salaries are reviewed annually and any increases are approved by taking into account CoorsTek's actual financial performance, the executive officer's performance in meeting company goals, and competitive salary data. The committee does not assign a predetermined specific weight to these items.

     Annual Incentives and Long Term Incentives. Any annual incentive compensation paid to our executive officers is variable and depends 100% on CoorsTek's performance. All of our executive officers participated in our Stock Option and Incentive Plan, as amended. The compensation committee had established target bonuses under the plan for 2001 ranging from 35% to 70% of base salary. Awards under the plan may exceed 100% of base salary. The plan provides targeted annual bonuses if certain predetermined financial goals are achieved. The financial goals were approved by the committee in February 2001 and included a threshold level below which no bonus would be earned. At the end of fiscal year 2001, the committee determined that CoorsTek's 2001 financial performance did not meet the targeted goals and, therefore, CoorsTek did not pay cash bonuses to our executive officers.

     Long-term incentives comprise a significant component of our executive officers' total compensation packages. These incentives are designed to motivate and reward executives for maximizing stockholder value and encourage the long-term employment of key employees.

     The committee made long-term compensation determinations in February 2001. The Stock Option and Incentive Plan, as amended, currently allows for equity grants of non-qualified stock options, restricted shares, stock units and bonus shares. Only non-qualified stock option grants were made to our executive officers in 2001. Stock options granted during fiscal 2001 were granted at 100% of fair market value on the date of grant, have a 10-year term and become exercisable 1/4 upon the first anniversary of the grant date and 1/48 each month thereafter until the fourth anniversary of the grant date.

     Since the exercise price of these options is equal to the fair market value of CoorsTek's common stock on the date of grant, the options have realizable value only if our stock price appreciates from the value on the date the options were granted. Stock option grants are intended to focus executives on the long-term enhancement of stockholder value and to encourage equity ownership in CoorsTek.

Chief Executive Officer Compensation

     John Coors' base salary was increased from $380,000 to $435,000 in February 2001. His base salary earned in 2001 was $406,923. In accordance with the bonus structure described above under the caption "Annual Incentives and Long Term Incentives," Mr. Coors did not receive a bonus for fiscal 2001. In February 2001, he received a non-qualified stock option grant of 73,400 shares. These options vest over four years and have an exercise price equal to the fair market value of the common stock on the date of grant.

Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally limits CoorsTek's tax deduction for compensation paid to the executive officers named in the summary compensation table, which precedes this report, to $1 million per year unless certain requirements are met. The committee has taken and intends to continue taking the necessary steps to ensure that CoorsTek's tax deduction is preserved and not limited by the $1 million deductibility cap, including seeking and obtaining stockholder approval at the 2001 annual meeting for the Stock Option and Incentive Plan, as amended, as required under Section 162(m).

Conclusion

     We believe our executive compensation policies and programs serve the interests of stockholders and CoorsTek effectively. The various pay vehicles offered are carefully designed to provide increased motivation for executive officers to contribute to CoorsTek's overall future success, thereby enhancing the value of CoorsTek for the stockholders' benefit.

     Respectfully submitted on February 12, 2002 by the members of the Compensation Committee of the Board of Directors:


Donald E. Miller, Chairman
John E. Glancy
W. J. Kitchen

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
--------------------------------------------------------------------------------

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our common stock are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

     To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2001, all of our executive officers, directors and holders of greater than ten percent of our common stock complied with the applicable filing requirements of Section 16(a).


RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
--------------------------------------------------------------------------------

     Our board has unanimously reappointed the firm of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. A representative of PricewaterhouseCoopers is expected to be present at the annual meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of PricewaterhouseCoopers. None of our directors or executive officers has any substantial interest, direct or indirect, in PricewaterhouseCoopers. In the event that ratification of this selection of auditors is not approved by a majority of the common shares present in person or represented by proxy at the annual meeting and entitled to vote, management will review its future selection of auditors.

     The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2002

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
--------------------------------------------------------------------------------

TRANSACTIONS WITH GRAPHIC PACKAGING

     In the past, we have engaged in various transactions with our former parent, Graphic Packaging. These transactions, which included Graphic Packaging's financial support of us, ceased at the time of our spin-off. Upon the spin-off, we entered into contracts with Graphic Packaging that govern certain relationships between us and Graphic Packaging, including the Tax Sharing Agreement and the Distribution Agreement under which the spin-off was effected. We believe that these agreements contain fair market provisions and are on terms comparable to those that would have been reached in arm's-length negotiations had the parties been unaffiliated at the time of the negotiations.

Tax Sharing Agreement

     CoorsTek and Graphic Packaging, and our respective subsidiaries, are parties to a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to our business for tax years prior to the spin-off and with respect to certain of our tax attributes after the spin-off. In general, Graphic Packaging is responsible for filing federal and state tax returns and paying the associated taxes for periods through the date of the spin-off. We have reimbursed Graphic Packaging for the portion of such taxes assessed to date relating to our business. We are responsible for filing returns and paying taxes related to our business for periods beginning on and after the date of our spin-off. We have agreed with Graphic Packaging to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

Distribution Agreement

     Under the Distribution Agreement, we have agreed with Graphic Packaging to enter or cause our respective subsidiaries to enter into a joint defense agreement in the event both Graphic Packaging and CoorsTek may be involved in related litigation, and have entered into an environmental responsibility agreement allocating responsibility for environmental liabilities if they are incurred. We have agreed with Graphic Packaging to give each other notice and to cooperate with respect to any such environmental matter and have agreed to indemnify each other for our respective environmental practices under the environmental responsibility agreement. Any joint defense agreement would provide for management of the proceeding and allocation of related costs, liabilities and recoveries. The stated terms of any joint defense agreement that may be entered into would typically be tied to the duration of the litigation that is the subject matter of the agreement. To date, we have paid no monies under this agreement.


TRANSACTION WITH GOLDEN HERITAGE, LLC

     In July 2001, we issued a $100.0 million, 10-year, 7.5%, senior unsecured subordinated note to Golden Heritage, LLC to refinance our outstanding indebtedness and to secure a fixed interest rate for our debt. We can prepay the note at par value any time during its term and the entire principal amount is due on July 25, 2011. We used $98.9 million of the proceeds from the issuance of the note to repay all of the outstanding debt under our former $125.0 million revolving credit facility. The balance of the proceeds was used for general corporate purposes.

     Golden Heritage is controlled through various trusts established for the benefit of members of the Coors family, including John K. Coors, our Chairman, President and CEO, William K. Coors, our Director Emeritus, and Joseph Coors, Jr., our former Chairman and CEO and beneficial owner of more than 5% of our common stock. Additionally, John K. Coors, William K. Coors and Joseph Coors, Jr. are trustees of certain of these Coors family trusts. As of December 31, 2001, the Coors family (including these trusts) owned 31.5% of the outstanding shares of our common stock. John K. Coors abstained from our board's vote on this transaction, and William K. Coors did not participate in the board meetings at which this transaction was considered or approved.

TRANSACTION WITH PRECISION TECHNOLOGIES

     As part of our acquisition of Precision Technologies in March 1999, we assumed operating leases for the facilities. We make payments under the leases to an entity that is owned by the former owners of Precision, Mark Bernhard and David Bernhard, who became our employees upon the consummation of the acquisition. We paid $1.5 million in 2001 and $0.6 million in 2000 for these leases and are required to pay $1.4 million in 2002 and $4.7 million for the remaining term of the leases.


OTHER BUSINESS
--------------------------------------------------------------------------------

     Our board of directors is not aware of any other matters that are to be presented at the annual meeting. If other matters should properly be presented at the annual meeting, the persons named in the proxy will vote on these matters using their best judgment.

STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

     We anticipate that our next annual meeting of stockholders will be held on or about May 6, 2003. In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of the 2002 fiscal year, we must receive it no later than December 6, 2002. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between January 6, 2003 and February 5, 2003; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K
--------------------------------------------------------------------------------

     Upon your written request, we will provide a complimentary 2001 Annual Report on Form 10-K (without exhibits). Your request should be mailed to CoorsTek's principal executive offices, addressed as follows: CoorsTek, Inc.,
Attn: Stockholder Relations, 16000 Table Mountain Parkway, Golden, Colorado
80403.

                                        By Order of Our Board of Directors

                                        /s/ Joseph G. Warren, Jr.
                                        -----------------------------
                                        Joseph G. Warren, Jr.

                                [COORSTEK LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS
                             Tuesday, May 7, 2002
                            10:00 A.M. (Local time)

                           Colorado School of Mines
                           Ben Parker Student Center
                                  Ballroom A
                               1600 Maple Street
                            Golden, Colorado 80401



[COORSTEK LOGO]                                                            proxy
--------------------------------------------------------------------------------
              Proxy Solicited on Behalf of the Board of Directors

The undersigned stockholder of CoorsTek, Inc. hereby appoints John K. Coors and Joseph G. Warren, Jr., and each of them, as attorneys and proxies of the undersigned, with power of substitution, to vote all the shares of common stock of CoorsTek, Inc. that the undersigned may be entitled to vote as of March 11, 2002 with all of the powers which the undersigned would possess if personally present at the Annual Meeting of Stockholders of CoorsTek, Inc. to be held at 10:00 A.M. (local time) on May 7, 2002 at the Colorado School of Mines, Ben Parker Student Center, Ballroom A, 1600 Maple Street, Golden, Colorado 80401, or any postponements, continuations and adjournments thereof.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, SIGN AND RETURN THIS PROXY IN THE ACCOMPANYING ENVELOPE.







                     See reverse for voting instructions.

                                                                                                COMPANY #
                                                                                                CONTROL #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE
.. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (CT) on May 6, 2002.
.. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
.. Follow the simple instructions the voice provides you.

VOTE BY INTERNET -- http://www.eproxy.com/crtk/ -- QUICK *** EASY *** IMMEDIATE
.. Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 6, 2002.
.. You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to CoorsTek, Inc., c/o
Shareowner Services(RM), P.O. Box 64873, St. Paul, MN 55164-0873.



                                If you vote by Phone or Internet, please do not mail your Proxy Card
                                                        Please detach here


                                    The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of two Class I directors to serve until 2005:                       [ ] Vote FOR             [ ] Vote WITHHELD
   Class I      01  W.J. Kitchen        02  Robert L. Smialek                        all nominees             from all nominees
                                                                                    (except as marked)

(Instructions: To withhold authority to vote for any indicated nominee,         [                                             ]
write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the selection of PricewaterhouseCoopers LLP as CoorsTek's          [ ]  For        [ ]  Against           [ ]  Abstain
   independent auditors for the fiscal year ending December 31, 2002.

Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each proposal. The undersigned hereby authorizes the proxies, and each of them, in their or his discretion, to vote on any other business as may properly be brought before the meeting or any adjournment thereof.

Address Change? Mark Box [ ]                                                    Date _______________________________________________
Indicate changes below:
                                                                                [                                              ]
                                                                                Signature(s) in Box
                                                                                Signature: (Please sign exactly as shown on your
                                                                                stock certificate and on the envelope in which this
                                                                                proxy was mailed. When signing as partner, corporate
                                                                                officer, attorney, executor, administrator, trustee,
                                                                                guardian, etc., give full title as such and sign
                                                                                your own name as well. If stock is held jointly,
                                                                                each joint owner should sign.)